Chang G. Park, CPA, Ph. D. t 2667 CAMINO DEL RIO S. PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.com t

July 1, 2009

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of July 1, 2009 on the audited financial statements of Global Cooling Technologies Corp. as of June 30, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G. Park
____________________________
Chang G. Park, CPA
San Diego, CA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board